Exhibit (9)(a)

                                THE CUTLER TRUST
                              MANAGEMENT AGREEMENT


         AGREEMENT made this 11th day of September, 1996, between The Cutler Trust (the "Trust"), a business trust organized under the laws of the State of Delaware with its principal place of business at Two Portland Square, Portland, Maine 04101, and Forum Administrative Services, LLC (the "Manager"), a corporation organized under the laws of State of Delaware with its principal place of business at Two Portland Square, Portland, Maine 04101.

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company and may issue its shares of beneficial interest, no par value (the "Shares") in separate series and classes; and

         WHEREAS, the Trust desires to employ the Manager to perform administrative services for certain investment portfolios of the Trust as listed on Schedule A hereto (each a "Fund" and, collectively, the "Funds") and the Manager is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, the Trust and Manager agree as follows:

         SECTION 1. EMPLOYMENT. The Trust hereby employs the Manager, and the Manager agrees, to act as manager of the Trust for the period and on the terms set forth in this Agreement. In connection therewith, the Trust has delivered to the Manager copies of its Trust Instrument and Bylaws, the Trust's Registration Statement and all amendments thereto filed pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Act (the "Registration Statement") and the current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus") and, shall promptly furnish the Manager with all amendments of or supplements to the foregoing.

         SECTION 2.  ADMINISTRATIVE DUTIES.

         (a) Subject to the direction and control of the Trust's Board of Directors (the "Board"), the Manager shall manage all aspects of the Trust's operations with respect to the Funds except those that are the responsibility of Cutler & Company, LLC or any other investment adviser to a Fund (the "Adviser"), all in such manner and to such extent as may be authorized by the Board.

         (b) With respect to the Trust or each Fund, as applicable, the Manager shall:

          (i) oversee (A) the preparation and maintenance by the Adviser and the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant (or if appropriate, prepare and maintain) in such form, for such periods and in such locations as may be required by applicable law, of all documents and records relating to the operation of the Trust required to be prepared or maintained by the Trust or its agents pursuant to applicable law;
               (B) the reconciliation of account information and balances among the Adviser and the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant; (C) the transmission of purchase and redemption orders for Shares; (D) the notification
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               to the Adviser of  available  funds for  investment;  and (E) the performance of fund accounting, including the calculation of the net asset value of the Shares;

           (ii) oversee the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent and dividend disbursing agent as well as legal, auditing and shareholder servicing and other services performed for the Funds;

          (iii) be responsible for the preparation and the printing of the periodic updating of the Registration Statement and Prospectus, tax returns, and reports to shareholders, the Securities and Exchange Commission and state securities commissions;

           (iv) be responsible for the preparation of proxy and information statements and any other communications to shareholders;

            (v) at the request of the Board, provide the Trust with adequate general office space and facilities and provide persons suitable to the Board to serve as officers of the Trust;

           (vi) provide the Trust with the services of persons, who may be officers of the Trust, competent to perform such supervisory, administrative and clerical functions as are necessary to provide effective operations of the Trust;

          (vii) prepare, file and maintain the Trust's governing documents, including the Trust Instrument, the Bylaws and minutes of meetings of Trustees and shareholders;

         (viii)   with the approval of the Trust's counsel and cooperation  from
                  the  Adviser   and  other   relevant   parties,   prepare  and
                  disseminate materials for meetings of the Board of Trustees;

           (ix) monitor sales of shares and ensure that such shares are properly and duly registered with the Securities and Exchange Commission and applicable state securities commissions;

            (x) oversee the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

           (xi) oversee the determination of the amount of and supervise the declaration of dividends and other distributions to shareholders as necessary to, among other things, maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended, and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

          (xii)   oversee the payment of the Trust's expenses; and

         (xiii) advise the Trust and the Board on matters concerning the Trust and its affairs.
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         (c)  The  books  and  records  pertaining  to the  Trust  which  are in possession of the Manager shall be the property of the Trust. The Trust, the Adviser or the authorized representatives of either of them shall have access to such books and records at all times during the Manager's normal business hours. Upon the reasonable request of the Trust or the Adviser, copies of any such books and records shall be provided promptly by the Manager to the Trust, the Adviser or the authorized representatives of either of them. In the event the Trust designates a successor to any of the Manager's obligations hereunder, the Manager shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by the Manager under this Agreement.

         SECTION 3. STANDARD OF CARE. The Manager shall give the Trust the benefit of its best judgment and efforts in rendering its services to the Trust and shall not be liable for error of judgment or mistake of law, for any loss arising out of any investment, or in any event whatsoever, provided that nothing herein shall be deemed to protect, or purports to protect, the Manager against any liability to the Trust or to the security holders of the Trust to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.

     SECTION 4. EXPENSES. Subject to any expense reimbursement arrangements between the Adviser or others and the Trust, the Trust shall be responsible and assumes the obligation for payment of all its expenses.

         SECTION 5.  COMPENSATION.

         (a) For the services provided by the Manager pursuant to this Agreement, the Trust shall pay the Manager, with respect to each of the Funds, a fee at an annual rate equal to the amount set forth in Schedule B hereto. Such fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the first day of each calendar month for services performed under this Agreement during the prior calendar month. Upon the termination of this Agreement, the Trust shall pay to the Manager such compensation as shall be payable prior to the effective date of such termination.

         (b) Notwithstanding anything in this Agreement to the contrary, the Manager and its affiliated persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of shareholder support or other services or (ii) service as a Trustee or officer of the Trust.

         SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION.

         (a) This Agreement shall become effective on the date on which the Trust's Registration Statement relating to the shares of the Cutler Equity Income Fund, the Cutler Approved List Equity Fund and the Cutler Government Securities Fund becomes effective and shall relate to every other Fund as of the date on which the Trust's Registration Statement relating to the shares of such Fund becomes effective. Upon the effectiveness of this Agreement, it shall supersede all previous agreements among the Adviser, the Trust and the Manager, or between any of them, covering the subject matter hereof.

         (b) This Agreement shall continue in effect for twelve months and, thereafter, shall be automatically renewed each year for an additional term of one year.
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         (c) This  Agreement  may be  terminated  with  respect to a Fund at any time, without the payment of any penalty, (i) by the Trust on 60 days' written notice to the Adviser and the Manager or (ii) by the Manager on 60 days' written notice to the Adviser and the Trust.

         (d) This Agreement shall terminate automatically in the event of its assignment.

         SECTION 7. ACTIVITIES OF MANAGER. Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict the Manager's right, or the right of any of its officers, directors or employees (whether or not they are a trustee, officer, employee or other affiliated person of the Trust) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

         SECTION 8. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligation of the Trust or of the Funds under this Agreement, and the Manager and the Adviser agree that, in asserting any rights or claims in connection with any obligation of the Trust or of the Funds under this Agreement, they shall look only to the assets and property of the Trust or the Fund to which the Manager's or Adviser's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.

         SECTION 9.  MISCELLANEOUS.

         (a) No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the Act, by a vote of a majority of the outstanding voting securities of the Trust.

         (b) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         (c) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (d) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

         (e) This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York.

         (f)  The  terms  "vote  of  a  majority  of  the   outstanding   voting
securities," "interested person," and "affiliated person" shall have the meanings ascribed thereto in the Act.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                      THE CUTLER TRUST


                                      By:  /s/ Kenneth R. Cutler
                                        -----------------------------------
                                          Kenneth R. Cutler
                                            Chairman and Vice President


                                      FORUM ADMINISTRATIVE SERVICES, LLC


                                      By:  /s/ John Y. Keffer
                                        -----------------------------------
                                          John Y. Keffer
                                             President

                                THE CUTLER TRUST
                              MANAGEMENT AGREEMENT


                                   SCHEDULE A
                               FUNDS OF THE TRUST


                            Cutler Equity Income Fund
                        Cutler Approved List Equity Fund
                        Cutler Government Securities Fund




                                   SCHEDULE B
                                      FEES


                                                              Fee as a % of
                                                        the Annual Average Daily
                         Fund                            Net Assets of the Fund
                         ----                            ----------------------
Cutler Equity Income Fund                                         0.10%
Cutler Approved List Equity Fund                                  0.10%
Cutler Government Securities Fund                                 0.10%